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          Exhibit 99.1
Key updates communicated during Q3 2026
September 30, 2026
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Key updates communicated during Q3 2026
Provision for credit losses (CLPs):
-As stated by Raja Akram at the Bank of America Financials Conference, the underlying quality of the loan book remains sound, with Deutsche Bank not seeing any elevated stress despite the economic environment; Q3 2026 CLPs are expected to be between
Q1 2026 and Q2 2026 levels, given the continued CRE portfolio de-risking and an idiosyncratic charge related to a single-name exposure in the Corporate Bank in Asia
-As indicated at the Q2 2026 results, the bank will continue to evaluate limited and targeted portfolio actions where these are capital-accretive and support further de-
risking of the portfolio
Revenues:
-At the Bank of America Financials Conference, Raja Akram provided insights into revenue dynamics across the Group, including a statement on Q3 2026 revenue performance in the Investment Bank:
-Private Bank revenues are expected to show continued momentum, supported by strong deposit inflows, ongoing asset gathering, and continued uptake of investment products
-Asset Management revenues are expected to benefit from continued strong inflows, with management expressing confidence in the business segment’s Q3
2026 performance
-Corporate Bank revenues are expected to continue their positive trajectory in H2
2026, with the business segment expected to exit the year with a mid- to high-
single-digit revenue growth rate
-In the Investment Bank, Investment Banking & Capital Markets (IBCM) revenues are expected to be broadly flat YoY, with strong activity in M&A, ECM, and DCM offset by LDCM timing effects; Fixed Income & Currencies (FIC) revenues are expected to be flat or slightly down versus the record Q3 2025, with most products expected to be up excluding the Credit Trading business given its strong performance in Q3 2025; overall, Investment Bank revenues are expected to be flat to slightly down YoY in Q3 2026
-At the Q2 2026 results, management reiterated confidence in FY 2026 Group revenues reaching around € 33bn; Corporate Bank revenues are expected to increase sequentially in Q3 and Q4 2026, while IBCM revenues are expected to be stronger in H2 than in H1 2026; for NII across the key banking book segments and other funding, the bank expects NII to slightly exceed the previously indicated
level of around € 14bn, with the benefits from recent rate decisions expected to become more pronounced starting in FY 2027 and increase further in FY 2028 and beyond, reflecting the benefits from the structural hedging approach
3
Costs:
-At the Bank of America Financials Conference, Raja Akram reiterated Deutsche Bank’s
FY 2026 expense expectation and described it as an investment year, with investments expected to continue through the cycle and be offset by operating efficiencies
-At the Q2 2026 results, Christian Sewing confirmed the unchanged FY 2026 noninterest expense expectation of slightly above € 21bn, or around € 21.3bn, reflecting continued investments in technology, Wealth Management, and IBCM, while reiterating that management retains flexibility to adjust the pace of investments if the environment changes; at the Bank of America Financials Conference, Raja Akram
added that the bank, as planned, is also investing in corporate client coverage in the
Corporate Bank in order to further increase market share in Germany
Profitability:
-At the Q2 2026 results, Raja Akram stated that H1 2026 profitability lays a solid foundation for strong operating performance in 2026
-Christian Sewing reiterated confidence in delivering a RoTE above 13% in FY 2028 and highlighted potential upside from German reforms, AI-driven productivity gains, the Savings and Investments Union, and a more growth-supportive regulatory environment, while emphasizing that it remains too early to update the target; at the
Bank of America Financials Conference, management indicated increased confidence in the upside potential versus the target for FY 2028
-Raja Akram stated at the conference that once the bank has delivered FY 2026 in line with plans, it may provide an update on FY 2028 targets
Capital and capital distribution:
-At the Bank of America Financials Conference, Raja Akram reaffirmed Deutsche
Bank’s 13.5–14.0% near-term CET1 operating range, noting that the bank is comfortable operating within this range and that excess capital distributions would become a priority once it is sustainably above 14%; at the Q2 2026 results, Raja
Akram stated that this was likely to be beyond 2026 and reiterated that further actions were lined up to support capital optimization
-Following the completion of Deutsche Bank’s € 1.0bn share buyback program at a volume-weighted average price of € 28.00 per share, a new € 500m program was announced and completed on September 28, 2026, at a volume-weighted average price of € 33.19 per share
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Issuance and credit ratings:
-At the Q2 2026 Fixed Income Investor Call, Richard Stewart stated that the 2026 issuance plan is well advanced compared to the FY 2026 target of € 10-15bn, with the remaining issuances expected primarily in senior instruments; highlights during Q3
2026 included the issuance of USD 2.5bn Senior Preferred instruments on September
14, 2026, and EUR 1.25bn AT1 notes on September 21, 2026, and the inaugural CHF
150m Tier 2 instrument on August 26, 2026; on the same day as the AT1 issuance, the bank also called a EUR 1.25bn AT1 instrument; YTD issuance of funding instruments totaled approximately € 13bn
Next significant events:
-October 28, 2026 – Q3 2026 results – Analyst Conference Call
-October 29, 2026 – Q3 2026 results – Fixed Income Call
Disclaimer:
This presentation contains forward-looking statements. Forward-looking statements are statements that are not historical facts; they include statements about Deutsche
Bank’s beliefs and expectations and the assumptions underlying them. These statements are based on plans, estimates and projections as they are currently available to the management of Deutsche Bank. Forward-looking statements therefore speak only as of the date they are made, and the bank undertakes no obligation to update publicly any of them in light of new information or future events.
By their very nature, forward-looking statements involve risks and uncertainties. A number of important factors could therefore cause actual results to differ materially from those contained in any forward-looking statement. Such factors include the conditions in the financial markets in Germany, in Europe, in the United States and elsewhere from which the bank derives a substantial portion of its revenues and in which it holds a substantial portion of its assets, the development of asset prices and market volatility, potential defaults of borrowers or trading counterparties, the implementation of its strategic initiatives, the reliability of its risk management policies, procedures and methods, and other risks referenced in the bank’s filings with the U.S.
Securities and Exchange Commission. Such factors are described in detail in Deutsche
Bank’s SEC Form 20-F of March 12, 2026, under the heading “Risk Factors.” Copies of this document are readily available upon request or can be downloaded from investor-
relations.db.com.